EXHIBIT 99.1

News Release

Contact:
John Gray
Chief Financial Officer
214-891-6450
jgray@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces First Quarter Results

DALLAS — November 18, 2004 — Docucorp® International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced revenues of $19.7 million for the quarter ended October 31, 2004, as compared to $18.9 million for the first quarter of the prior year. The company reported net income of $1.4 million, or $0.12 per diluted share, for the quarter compared to net income of $1.4 million, or $0.13 per diluted share, for the same period a year ago.

     Compared to the first quarter of fiscal 2004, software license revenue increased 11 percent to $3.0 million, ASP hosting revenue increased five percent to $6.1 million and professional services revenue increased five percent to $5.4 million. Maintenance revenue decreased two percent to $5.2 million.

     “This has been an active and important quarter for Docucorp. Effective September 24, 2004, we acquired the assets of Newbridge Corporation, which includes the stock of Newbridge Information Services. In addition to facilitating Docucorp’s entry into the health care market, we believe that Newbridge will contribute to the company’s future growth and profitability,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “We are currently focused on integrating Newbridge into our operations. We recently combined the sales and administrative functions and are on track to consolidate Newbridge hosting services with our Dallas ASP operations during the third quarter of this fiscal year.”

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DOCUCORP, FIRST QUARTER 2005 RESULTS	ADD #1

     “During this quarter, we had two significant license sales in the North American financial services market and improved traction in our European market, which resulted in increased software license and professional services revenue,” said Andereck. “While overall technology spending is still uncertain in the current economic environment, we are pleased with the increased level of activity and will work hard to accelerate growth during fiscal 2005.”

About Docucorp

Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including many of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Bedford NH, Eindhoven, Netherlands, Brussels, Belgium and London.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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Consolidated Statements of Operations and Balance Sheet data follow.

5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

© 2004 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL
Fiscal Quarters Ended October 31, 2004 and 2003

Statements of Operations Data:

	(in thousands except per share amounts)
	(unaudited)
	Three Months
	Ended October 31,
	2004	2003
Revenues
ASP hosting	$6,050	$5,757
Professional services	5,408	5,143
License	2,969	2,667
Maintenance	5,238	5,338

Total revenues	19,665	18,905

Cost of revenues
ASP hosting	5,037	4,680
Professional services	4,179	4,100
License	940	726
Maintenance	346	314

Total cost of revenues	10,502	9,820

Gross profit	9,163	9,085

Operating expenses
Product development	2,005	2,061
Sales and marketing	2,899	2,835
General and administrative	1,938	1,686

Total operating expenses	6,842	6,582

Operating income	2,321	2,503
Interest expense	(151)	(173)
Other income (expense), net	119	147

Income before income taxes	2,289	2,477
Provision for income taxes	882	1,028

Net income	$1,407	$1,449

Basic net income per share	$0.13	$0.15

Weighted average basic shares outstanding	10,507	9,826

Diluted net income per share	$0.12	$0.13

Weighted average diluted shares outstanding	11,435	10,905

Balance Sheet Data:

	October 31,	July 31,
	2004	2004
	(in thousands)
Current assets	$29,491	$32,478
Current liabilities	23,848	21,732
Working capital	5,643	10,746
Deferred revenue	10,259	12,038
Total debt, excluding capital lease obligations	9,774	10,354
Stockholders’ equity	24,364	22,799
Total assets	$63,539	$59,239